Exhibit 99.1

Operating Highlights

•	Gross margin in fourth quarter 2003 was 29.17%, up 26 basis points over fourth quarter 2002 due to a full quarter effect of lower signature debit interchange rates and the impact of continued profit improvement initiatives. Gross margin in fourth quarter 2003 was up 87 basis points as compared to third quarter 2003 due to the full quarter effect of lower signature debit interchange rates, continued profit improvement initiatives, and the positive effect of seasonal revenue. For full year 2003, gross margin was 27.76%, down 275 basis points due to the full year effect of certain lower margin clients, continued price compression due to competitive pressures, and higher credit interchange rates on a year over year basis.

•	Selling, general and administrative expenses as a percentage of revenue declined to 5.94% in fourth quarter 2003 from 6.54% in fourth quarter 2002. For full year 2003, selling, general and administrative expenses as a percentage of revenue declined to 5.97% from 6.30% in 2002.

•	Operating margin in fourth quarter 2003 was at 22.30%, relatively flat as compared to fourth quarter 2002. Net income margin in the fourth quarter was down 70 basis points from the prior year period to 15.72% as a result of the $5.5 million increase in merger, acquisition, restructuring, write-off, and litigation settlement charges and a decrease in net interest income of $5.8 million. For full year 2003, operating margin and net income margin were 20.78% and 15.39%, respectively. Compared to 2002, operating margin was up 95 basis points and net income margin was relatively flat, due to a decrease in merger, acquisition, restructuring, write-off, and litigation settlement charges offset by the addition of lower margin revenue from large merchants.

•	Cash and securities at year end 2003 were $1.6 billion.

•	Depreciation and amortization in 2003 was $108.4 million.

•	Capital expenditures primarily for capitalized and purchased software and computer facilities and equipment were $103.7 million in 2003.

Business Segment Highlights

Network Services. Network Services revenue increased 8% to $168.8 million in fourth quarter 2003 as compared to the prior year period. For full year 2003, Network Services revenue was up 7% to $657.1 million on transaction volume growth of 11%. Transaction growth was largely driven by STARsm PIN-debit payment transactions, up 17% for the year to 3.5 billion transactions in 2003. PIN-debit payment transactions now represent over half (51%) of all Network Services’ 6.8 billion transactions. The STAR network ended the year with 135 million cardholders and approximately 1.26 million ATM and point of sale locations that display the STAR mark. Concord currently provides processing for 20.8 million debit cards and approximately 93,200 ATMs.

Payment Services. Payment Services revenue was up 10% to $423.3 million for the fourth quarter 2003, including interchange fees of $267.0 million that were up 11% over fourth quarter 2002. The Payment Services quarterly revenue comparison now includes for both quarters the effect of certain large lower margin clients added in 2002. Payment Services revenue, net of interchange fees, increased 8% in fourth quarter 2003 over fourth quarter 2002. For full year 2003, Payment Services revenue was $1,613.4 million, up 19% over 2002. This revenue includes interchange fees of $1,033.4 million in 2003, which were up 26% as compared to 2002. Payment Services revenue, net of interchange fees, increased 9% in 2003.

Payment Services revenue, net of interchange fees, is an alternative GAAP (generally accepted accounting principles) revenue recognition method that Concord believes is useful to investors because it enables comparison with certain industry peers. The following table provides the impact of interchange fees on Payment Services Revenue for the fourth quarter 2003 and 2002 (in millions):

	Quarter Ended:
	Dec 31, 2003	Dec 31, 2002	% Change
Reported revenue	$423.3	$386.2	10%
Interchange fees included in revenue	267.0	241.6	11%
Revenue, net of interchange fees	$156.3	$144.6	8%

The following table provides the impact of interchange fees on Payment Services Revenue for the full years 2003 and 2002 (in millions):

	Year Ended:
	Dec 31, 2003	Dec 31, 2002	% Change
Reported revenue	$1,613.4	$1,354.6	19%
Interchange fees included in revenue	1,033.4	822.1	26%
Revenue, net of interchange fees	$580.0	$532.5	9%

Payment Services transaction volume was 5.6 billion for the year, up 24% over 2002, including 21% growth in acquired credit and signature debit to 3.5 billion transactions; 21% growth in acquired PIN-debit to 1.3 billion transactions; and 31% growth in electronic benefits transfer to 447 million transactions. Payment Services currently provides payment processing services for approximately 457,000 merchant locations, which represents a net increase of approximately 46,000 locations for the year. Merchant locations include approximately 22,600 quick service restaurant locations, which were up a net 7,800 locations in 2003.

Selected Consolidated Financial Data

The following table presents selected consolidated financial data (in thousands, except earnings per share) for the fourth quarter 2003 and 2002.

	Quarter Ended:
	December 31, 2003	December 31, 2002
Revenue	$592,080	$542,377
Cost of Operations	419,366	385,549
Selling, General and Administrative Expenses	35,159	35,495
Merger, Acquisition, Restructuring and Write-Off Charges	5,503	980
Litigation Settlement Adjustment	—	(1,000)

Operating Income	132,052	121,353
Investment Income	11,225	17,664
Interest Expense	2,185	2,826
Other Income, net	395	1,226
Income Taxes	48,106	48,096
Minority Interest in Subsidiary	285	239

Net Income	$93,096	$89,082

Basic Earnings Per Share	$0.20	$0.18
Diluted Earnings Per Share	$0.20	$0.18
Shares Used For:
Basic Earnings Per Share	465,124	496,195
Diluted Earnings Per Share	473,743	507,936

The following table presents selected consolidated financial data (in thousands, except earnings per share) for the full years 2003 and 2002.

	Year Ended:
	December 31, 2003	December 31, 2002
Revenue	$2,270,471	$1,966,628
Cost of Operations	1,640,134	1,366,545
Selling, General and Administrative Expenses	135,552	123,867
Merger, Acquisition, Restructuring and Write-Off Charges	22,943	77,486
Litigation Settlement Charges	—	8,761

Operating Income	471,842	389,969
Investment Income	52,943	77,387
Interest Expense	8,444	11,642
Other Income, net	18,709	9,163
Income Taxes	184,446	163,129
Minority Interest in Subsidiary	1,091	910

Net Income	$349,513	$300,838

Basic Earnings Per Share	$0.73	$0.59
Diluted Earnings Per Share	$0.72	$0.57
Shares Used For:
Basic Earnings Per Share	478,403	507,278
Diluted Earnings Per Share	488,453	524,676